Exhibit 10.1

SPECIAL BONUS AWARD AGREEMENT

This Special Bonus Award Agreement (this “Agreement”), dated as of ____________, 2023 (the “Effective Date”), is by and between (the “Executive”) and Capri Holdings Limited (the “Company”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, the Executive is currently employed by the Company or one of its subsidiaries;

WHEREAS, the Company is expected to enter into an Agreement and Plan of Merger with Tapestry, Inc. (the “Merger Agreement”), and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries and to the consummation of the Merger; and

WHEREAS, as an inducement to the Executive to remain employed by the Company through the Closing Date, the Company has determined that, subject to and effective upon the Closing, the Executive shall be entitled to receive a special bonus award on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.Special Bonus.

a.The Executive shall be eligible to receive a special bonus award in cash equal to $ (the “Special Bonus Award”). Payment of the Special Bonus Award shall be subject to (i) the Executive actively supporting and working towards the completion of all of the requirements necessary for the Closing, as reasonably determined by the Company immediately prior to the Closing Date, (ii) the Executive continuing to be employed by the Company from the Effective Date through the Closing Date, and (iii) the Merger Agreement not being terminated prior to the Outside Date in accordance with its terms. If all of the foregoing conditions are satisfied, the Special Bonus Award shall be paid to the Executive by the Company in a lump sum, less applicable withholdings and deductions, concurrently with the Closing.

b.If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void and the Executive’s right to the Special Bonus Award shall terminate and be of no force or effect; provided that, if the termination of the Merger Agreement is in connection with the Company entering into a Company Acquisition Agreement relating to a Company Superior Proposal in accordance with the terms of the Merger Agreement (a “Subsequent Transaction Agreement”), then this Agreement shall continue in full force and effect, with references to the Merger Agreement to refer to such Subsequent Transaction Agreement, references to the Closing and Closing Date to refer to the definition of such terms in the Subsequent Transaction Agreement and such other modifications as are necessary to ensure that the intent and purpose of this Agreement continue through the Closing of the transactions contemplated by such Subsequent Transaction Agreement. Prior to the Closing of the transactions contemplated by any such Subsequent Transaction Agreement, the Company may amend or restate this Agreement as it determines to be reasonable and necessary to take into account the Subsequent Transaction Agreement.

2. 280G Parachute Payments. [Section 8 of the Change in Control Continuity Agreement between Executive and the Company, dated as of ________, 2023, shall apply to this Agreement as set if forth herein.][The provisions set forth in Annex A of this Agreement shall apply to the payments under this Agreement if the Executive is determined by the Company to be a “disqualified individual” within the meaning of 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).]

3.Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, except that this Agreement does not limit the terms of any employment agreement, change in control agreement or benefit plans (including equity award agreements) of the Company or its affiliates that are applicable to the Executive. The Special Bonus Award shall not count toward or be considered in determining payments or benefits under any other plan, program or agreement of the Company or its affiliates, including for purposes of any severance entitlements, and shall not be subject to deferral under any non-qualified deferred compensation plan.

4.Waiver and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New York with respect to any dispute arising out of or relating to this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

6.Assignability by the Company and the Executive; Successors. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other Party; provided that the Company may assign the Agreement to any successor that continues the business of the Company. This Agreement shall be binding upon any successor of the Company or its businesses, including Tapestry, Inc. following the Closing, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.
7.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.Section 409A. It is intended that payments made under this Agreement shall qualify for the “short-term deferral” exception under Section 409A of the Code and shall be paid under the applicable exception. To the extent that any provision in this Agreement is ambiguous as to its exemption from, or compliance with, Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

11.Confidentiality. The Executive agrees to keep confidential the terms of this Agreement and the award of the Special Bonus Award, to the extent it is not otherwise disclosed by the Company as may be required by applicable law.
12.Tax Withholding. The Company shall have the right to deduct from any payment due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

13.Termination of Agreement. Notwithstanding anything to the contrary herein, if either (a) the Merger Agreement is terminated in accordance with its terms without the Company entering into a Subsequent Transaction Agreement, or (b) the Executive’s employment terminates for any reason prior to the Closing Date, then this Agreement shall automatically terminate without any further action by the Parties hereto, be null and void and have no further force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

CAPRI HOLDINGS LIMITED

By:
Name:
Title:

EXECUTIVE
Name:

Annex A
Application of Sectio 280G of the Code
i.Notwithstanding anything in this Agreement to the contrary, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) or otherwise so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. For purposes of all present-value determinations required to be made under this Annex A, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.

ii.If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Annex A shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of termination of employment. For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

iii.To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

iv.The following terms shall have the following meanings for purposes of this Annex A:

1.“Accounting Firm” shall mean Compensation & Benefits Advisory Services, LLC.
2.“Change in Control” shall mean a transaction entitling the Executive to receive a Special Bonus Award.
3.“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).
4.“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
5.“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
6.“Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.